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                                                                      EXHIBIT 10



                               [Letterhead of USD]

                                December 29, 1999



Steel Partners II, L.P.
150 East 52nd Street
21st Floor
New York, New York  10029
Attention:  Warren G. Lichtenstein

                  Re: NONDISCRIMINATION  AGREEMENT

Gentlemen:

         By letter dated December 17, 1999, you have requested that US Diagnostic Inc. (the "Company") consider making Section 203 of the Delaware General Corporation Law ("Section 203") inapplicable to any potential "Business Combination" (as defined in Section 203) with Steel Partners II, L.P. ("Steel Partners" which term shall be deemed to include any affiliate (as defined in Section 203) of Steel Partners) by virtue of the board of directors of the Company approving the transaction by which Steel Partners becomes an "Interested Stockholder" (as defined in Section 203) (such inapplicability being referred to herein as the "Section 203 Approval"). In order to provide for the increased flexibility that such inapplicability of Section 203 would provide yet retain certain protections for the stockholders of the Company, by executing in the space provided below, Steel Partners, in order to induce and conditioned upon the Section 203 Approval, hereby agrees:

         1. For period of three years after the date hereof, Steel Partners will not, by itself or as part of a group (as such term is used for purposes of Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), become the direct or indirect record or beneficial owner of more than 45% of the voting stock of the Company (a) without the prior written consent of the board of directors of the Company including a majority of those directors constituting Continuing Directors or (b) except by means of a Business Combination or a tender offer not prohibited by paragraph 2 hereof. For purposes of this agreement, "Continuing Directors" means persons who were (i) directors of the Company on the date hereof ("Initial Directors") or (ii) directors whose election or nomination was approved by a majority of the Initial Directors or
(iii) directors whose election or nomination was approved by a majority of the directors described in clauses (i) or (ii) above. For purposes of this agreement "beneficial ownership" shall be defined and calculated in accordance with
Section 13(d) of the Exchange Act, provided that a right to acquire voting stock of the Company shall be deemed beneficial ownership of such voting stock irrespective of whether such right is exerciseable within 60 days of any date as of which such beneficial ownership is to be determined.

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         2. That for a period of three years after the date it becomes an
Interested Stockholder, Steel Partners will not propose or engage in, or assist any other person in proposing or engaging in, any Business Combination, whether by means of a single transaction or a series of related transactions, involving the Company (including, without limitation, a merger, consolidation, tender offer for voting securities of the Company, or sale of assets from which the Company generated more than 30% of its consolidated earnings before interest, taxes, depreciation and amortization during the 12 month period commencing 15 months prior to the date any agreement with respect to such sale of assets is entered into) which does not by its terms provide that all holders of a class of the Company's capital stock shall receive the same type and amount of consideration to the extent that any consideration is paid in any such transaction or series of related transactions to any such holder in respect of or upon such holder's shares of Company capital stock.

         3. This agreement shall be solely for the benefit of and enforceable by the parties hereto, provided, however, that in the event that a majority of the board of directors of the Company no longer comprises Continuing Directors, this agreement may be enforced by any Qualified Holder (as defined below) of the Company's capital stock (and any such holders shall in such case be deemed third party beneficiaries hereof), provided that such Qualified Holder shall have made a good faith demand upon the board of directors of the Company to enforce this agreement and such demand shall have been refused or not replied to for more than 15 days after the receipt by the Company of such demand. For purposes of this agreement, "Qualified Holder" means a person who has continuously held at least 1000 shares of the Company's capital stock for a period of not less than six months prior to the making of the demand described in the foregoing sentence.

         4. This agreement shall be construed in accordance with the laws of the State of Delaware without regard to the principles of conflict of laws thereof.

         5. Steel Partners agrees that remedies at law may be inadequate to protect the Company and its stockholders against any actual or threatened breach of this agreement by Steel Partners and, without prejudice to any other rights and remedies otherwise available to the Company or such stockholders, you agree that the Company shall be entitled to the remedy of specific performance and other injunctive or equitable relief without proof of actual damages. Steel Partners further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy, or, if such security or bond may not be lawfully waived, it is agreed that such security or bond shall not exceed $5,000.

         6. The Company acknowledges that Steel Partners' agreements hereunder are conditioned upon the Section 203 Approval being obtained no later than January 31, 2000.



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         If this agreement appropriately sets forth our mutual understanding, please have it executed by a duly authorized officer of Steel Partners and upon counter signature by the Company this agreement shall become binding upon each of the parties hereto as of the date of such counter signature.

                                                     Very truly yours,

                                                     US DIAGNOSTIC INC.



         Date:     1/6/00                            By: /s/ Joseph A. Paul
                                                         ---------------------
                                                         Joseph A. Paul
                                                         President and CEO


Agreed to and accepted:

STEEL PARTNERS II, L.P.



By:  /s/ Warren Lichtenstein
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Its: GENERAL PARTNER
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